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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

US ECOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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US ECOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m. Eastern Daylight Time on May 21, 2019
PLACE	NASDAQ MarketSite
4 Times Square (43rd & Broadway)
New York, New York 10036
(Photo Identification Required)
PURPOSE	(1) To elect eight directors to the Board of Directors to serve a one-year term.
(2) To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2019.
(3) To hold a non-binding advisory vote on the Company's executive compensation of its Named Executive Officers.
(4) To transact other business as may properly come before the meeting or any adjournments or postponements thereof.
RECORD DATE
You are entitled to vote if you were a stockholder at the close of business on March 29, 2019. A list of stockholders will be available for inspection at the Company's principal office at 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702 for a period of ten (10) days prior to the Annual Meeting of Stockholders and will also be available for inspection at the meeting.
VOTING BY PROXY
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report on Form 10-K, and for voting via the Internet. This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will reduce our printing and mailing costs and the environmental impact of the proxy materials. Your vote is important. Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented. We have provided instructions on each of the alternative voting methods in the accompanying Proxy Statement. Please vote as soon as possible.

Jeffrey R. Feeler
Chairman of the Board of Directors

Boise, Idaho
April 11, 2019

        All Stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting of Stockholders and elect to revoke your proxy.

        PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

US ECOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2019

PROXY STATEMENT

        The Board of Directors ("Board" or "Board of Directors") of US Ecology, Inc. ("Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 21, 2019, at 8:00 a.m. Eastern Daylight Time, at NASDAQ MarketSite, 4 Times Square (43rd & Broadway), New York, New York 10036, including any adjournments or postponements thereof ("Meeting" or "Annual Meeting"). We intend to mail a Notice Regarding the Availability of Proxy Materials ("Notice") and to make this Proxy Statement available on or about April 11, 2019, to our stockholders of record entitled to vote at the Annual Meeting.

PROXY SOLICITATION AND VOTING INFORMATION

        In accordance with the rules and regulations adopted by the Securities and Exchange Commission ("SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish proxy materials, including this Proxy Statement, the proxy card, and the Company's Annual Report on Form 10-K for the year ended December 31, 2018 ("Annual Report"), to our stockholders by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice will inform stockholders how they may access and review all of the proxy materials. The Notice will also inform stockholders how to submit a proxy through the Internet. If you wish to receive a paper copy or e-mail copy of your proxy materials, please follow the instructions in the Notice for requesting such materials. We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. Proxies may be solicited by mail, telephone, Internet, or other electronic means. While the Board of Directors is soliciting proxies for the Annual Meeting, proxies may also be solicited by officers and regular employees of the Company and its subsidiaries personally or by telephone. However, these persons will not be specifically compensated for such services. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for any Internet access charges you may incur.

        If you are a stockholder of record, you may vote in person at the Annual Meeting. A ballot will be provided to you upon your arrival. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet, by telephone, or by mail. The procedures for voting by proxy are as follows:

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  To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

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  To vote by proxy by telephone, dial the toll free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.

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  To vote by proxy using a mailing card (if you received a printed copy of these proxy materials by mail), complete, sign, and date the enclosed proxy card and return it promptly in the envelope provided.

        All shares represented by duly executed proxies on the accompanying form received prior to the Meeting will be voted in the manner specified therein. Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Any stockholder present at the Meeting who expresses a desire to vote shares in person may also revoke his or her proxy. For any matter for which no choice has been specified in a duly executed proxy, the shares represented will be voted FOR each of the nominees for director listed herein, FOR the ratification of the Company's independent registered public accounting firm, FOR the compensation of our Named Executive Officers (defined below) as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables contained in this Proxy Statement and, with respect to any other business that may properly come before the Meeting, at the discretion of the persons named in the proxy.

        The Company is providing Internet proxy voting to allow you to vote your shares on-line using procedures designed to ensure the authenticity and correctness of your voting instructions. If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 20, 2019, to be counted.

        The Annual Report is being furnished with this Proxy Statement to stockholders of record as of March 29, 2019. The Annual Report does not constitute a part of the proxy solicitation materials except as otherwise provided by the rules of the SEC, or as expressly provided for herein.

OUTSTANDING SHARES AND VOTING RIGHTS

        The Board of Directors of the Company fixed March 29, 2019, as the record date ("Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. On the Record Date there were 22,064,445 shares of common stock issued, outstanding, and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (8), multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses. For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting or at the Meeting in person, prior to voting. If any stockholder has given such notice, all stockholders may cumulatively vote. The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees. The holders of the proxies solicited do not intend to cumulatively vote the shares they represent unless a stockholder indicates his or her intent to do so, in which instance they intend to cumulatively vote all the shares they hold by proxy as indicated by the stockholder.

        The holders of a majority of the outstanding shares of common stock on the Record Date entitled to vote at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. In accordance with the Company's Amended and Restated Bylaws, an affirmative vote of a majority of the votes cast is required for approval of all matters. Abstentions and broker non-votes are not included in the determination of the number of votes cast at the Meeting, but are counted for purposes of determining whether a quorum is present.

CORPORATE GOVERNANCE

        In accordance with the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation, and Amended and Restated Bylaws, the Company's business, property, and affairs are managed under the direction of the Board of Directors. Although the Company's non-employee directors are not involved in day-to-day operations, they are kept informed of the Company's business through written financial and operations reports and other documents provided to them from time to time by management, as well as by operating, financial, and other reports presented by management in preparation for, and at meetings of, the Board of Directors and the three standing committees of the Board of Directors.

        The Board of Directors is ultimately responsible for the Company's corporate governance and it is the responsibility of the Board of Directors to ensure that the Company complies with federal securities laws and regulations, including those promulgated under the Sarbanes-Oxley Act of 2002. We believe that a range of tenure among Board members from a variety of backgrounds ensures a balanced mix of longer tenured directors with deep perspectives on our business with fresh perspectives in the boardroom.

        The Board of Directors has adopted a Code of Ethics for Chief Executive Officer, Chief Financial Officer, and Other Executive Officers as well as a Code of Ethics for Directors (collectively the "Codes of Ethics"), which are posted on the Company's website at www.usecology.com. Please note that none of the information on the Company's website is incorporated by reference in this Proxy Statement. There have been no waivers to the Codes of Ethics since their adoption. Any future waivers or changes to the Codes of Ethics would be disclosed on the Company's website in accordance with SEC rules.

        Independence.    The Company is required by NASDAQ listing standards to have a majority of independent directors. The Board of Directors has determined that the following directors are independent as defined by the applicable NASDAQ listing standards: Joe F. Colvin, Katina Dorton, Glenn A. Eisenberg, Daniel Fox, Ronald C. Keating, Stephen A. Romano, and John T. Sahlberg. The Board of Directors has determined that each of these directors is free of any relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Mr. Feeler is the Company's President and Chief Executive Officer and therefore not considered independent under the applicable NASDAQ listing standards.

        Meetings of the Board of Directors.    During the year ended December 31, 2018, the Board of Directors held four regularly scheduled meetings. Five special meetings of the Board were also held. Each of the directors attended at least 75% of the total meetings of the Board of Directors and the total number of meetings held by the committees on which he or she served. Director attendance at the Annual Meeting of Stockholders is encouraged but not required. All directors who stood for election at the 2018 Annual Meeting of Stockholders on May 22, 2018, attended that meeting. It is the policy of the Board to hold an executive session at each regularly scheduled Board meeting where non-employee directors meet without management participation. The Board of Directors met in executive session without management present at all regularly scheduled Board of Directors meetings in fiscal year 2018.

        Risk Oversight.    The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and enhance stockholder value while managing risk. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to understand and manage those risks, but also evaluating what level of risk is appropriate for the Company. The involvement of the Board of Directors in setting the Company's business strategy is a key part of its assessment of management's risk tolerance and determination of what constitutes an appropriate level of risk for the Company. The Board of Directors participates in and discusses the results of an annual enterprise risk management assessment, which is monitored and coordinated by the Audit and Risk Committee. In this process, risk is assessed throughout the business, focusing on five primary areas of risk: financial, legal, operational, strategic, and information technology. At each regularly scheduled Audit and Risk Committee meeting, the Company's enterprise risk management and risk environment are discussed.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, committees of the Board also have responsibility for certain aspects of risk management. In particular, the Audit and Risk Committee focuses on financial risk, including internal controls. In setting compensation, the Compensation Committee strives to create incentives and equity ownership programs that will align the interests of management with the interests of stockholders and encourage an appropriate level of risk-taking behavior consistent with the Company's business strategy.

        Board of Directors Assessment and Board Evaluation.    The Company believes that good governance requires a focus on continual improvement of each director and the Board as a whole. Annually, at the Board's direction, an assessment and inventory of the skills of the directors and the performance of each of the directors and the Board as a whole is conducted. The Board solicits each director's evaluation of the skills and performance of each of the directors in different categories and invites the directors to comment on various topics. Each category is rated and the ratings are then compiled and averaged. The Board reviews the results of the evaluations and the narrative comments provided by the directors and identifies areas of strengths and weaknesses and action items to improve the performance and effectiveness of the Board.

        Committees of the Board of Directors.    The three standing committees of the Board of Directors are the Audit and Risk, Corporate Governance, and Compensation Committees. Assignments ensure the each committee has an appropriate mix of tenure and experience. Committee membership shown below is as of April 11, 2019.

	Audit and Risk Committee	Compensation Committee	Corporate Governance Committee

Joe F. Colvin

Katina Dorton

Glenn A. Eisenberg

Daniel Fox

Ronald C. Keating

John T. Sahlberg

Chair	Member	Financial Expert

        Audit and Risk Committee—The current members of the Audit and Risk Committee are Messrs. Eisenberg, Fox, and Sahlberg. Mr. Fox is the committee chair. The Audit and Risk Committee, which met five times in 2018, has duties that include the following:

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  Reviewing the proposed plan and scope of the Company's annual audit, as well as the audit results, and reviewing and approving the selection of and services provided by the Company's independent registered public accountant and its fees;

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  Meeting with management to assure the adequacy of accounting principles, financial controls, and policies;

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  Reviewing transactions, if any, that may present a conflict of interest on the part of management or individual directors;

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  Meeting at least quarterly to review financial results, discuss financial statements and SEC reporting, and make recommendations to the Board;

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  Monitoring and coordinating enterprise-wide approach to risk management;

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  Reviewing and discussing with management the Company's compliance programs;

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  Reaffirming, on a quarterly basis, the Board-approved dividend policy based on financial information provided by management; and

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  Reviewing the independent registered public accountant's recommendations for internal controls, adequacy of staff, and management performance concerning audit and financial controls.

        The Board of Directors has determined that each of Messrs. Eisenberg, Fox, and Sahlberg meets the independence requirements for Audit and Risk Committee service set forth in the applicable rules under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and that each of Messrs. Eisenberg and Fox qualifies as an "audit committee financial expert" as defined in Item 407 of Regulation S-K. The written charter for the Audit and Risk Committee is available on the Company's website at www.usecology.com.

        Corporate Governance Committee—The current members of the Corporate Governance Committee are Messrs. Fox and Keating, and Ms. Dorton. Ms. Dorton is the committee chair. The Corporate Governance Committee, which met two times in 2018, fulfills the requirement of a nominating committee composed solely of independent directors as required by the applicable NASDAQ listing standards. The Corporate Governance Committee is responsible for identifying and recommending qualified and experienced individuals to fill vacancies and potential new director seats if the Board is expanded. On March 7, 2019, the Corporate Governance Committee recommended, and the Board of Directors discussed and approved, the eight director nominees standing for election at the Annual Meeting, seven of whom the Board of Directors has determined are independent as defined by the applicable NASDAQ listing standards.

        The Corporate Governance Committee considers candidates for director who are recommended by its members, by other Board members, by stockholders, and by management and evaluates candidates based upon various factors, including, but not limited to:

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  Integrity;

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  Education and business experience;

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  Broad-based business acumen;

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  Understanding of the Company's business, industry, and related regulatory environment; and

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  Expertise in a particular skill(s) determined to be important through the Board of Directors Assessment and Board Evaluation process.

The Company believes that consideration of these and other factors leads to a Board consisting of individuals with viewpoints, professional experience, education, skills, and other qualities that contribute to Board heterogeneity. The Corporate Governance Committee is committed to enhancing the diversity of the Board, including gender diversity, and actively seeks out highly qualified diverse candidates to include in the pool from which Board nominees are chosen. The Corporate Governance Committee and Board evaluated the qualifications of the Board as a whole, considering a number of key skills. The Corporate Governance Committee concluded that the individuals nominated to stand for election at the Annual Meeting collectively offer a mix of skills, expertise, and experience that is well suited to the Company's needs. The written charter for the Corporate Governance Committee is available on the Company's website at www.usecology.com.

        Compensation Committee—The current members of the Compensation Committee are Messrs. Colvin, Eisenberg, Keating, and Sahlberg. Mr. Sahlberg is the committee chair. The Board of Directors has determined that each of Messrs. Colvin, Eisenberg, Keating, and Sahlberg meets the independence requirements for Compensation Committee service set forth by the applicable rules under the Exchange Act and NASDAQ listing standards. The Compensation Committee, which met four times in 2018, oversees the Company's overall compensation policies, reviews and approves performance targets for the Company's incentive compensation programs, designs and administers the Company's equity compensation plans, reviews and recommends to the Board the compensation of the Chief Executive Officer, and approves the compensation of each of the other Named Executive Officers, including the amount of base salary, incentive compensation, and equity compensation payable. The Compensation Committee also makes recommendations to the Board regarding compensation of the directors and performs other Board-delegated functions. The written charter for the Compensation Committee is available on the Company's website at www.usecology.com.

        Board Leadership Structure.    Each year the Board selects a Chairman of the Board and a Chief Executive Officer. The Chairman of the Board is responsible for helping establish the Company's strategic priorities, presiding over Board meetings, and communicating the Board's guidance to management. The Chief Executive Officer, on the other hand, is responsible for the day-to-day management of the Company's operations and business and reports directly to the Board.

        During the 2018-2019 Board year, the roles of Chairman of the Board and Chief Executive Officer were both held by Mr. Feeler. Mr. Feeler has been with the Company for over a decade, which has given him a unique understanding of the environmental services industry, market trends, and the Company's strategic position, strengths, and weaknesses, as well as day-to-day operational details. The Board believes that these attributes make Mr. Feeler uniquely qualified to serve in both positions and helps the Board and management operate in an efficient and effective manner.

        The Company's Corporate Governance Guidelines specify that when the Chairman of the Board also serves as an employee of the Company, the chair of the Corporate Governance Committee will serve as "Lead Independent Director" and, among other things, serve as a liaison between the non-independent chairman and the independent directors; review and approve the schedule, agenda, and materials for all meetings of the Board; chair executive sessions of the independent Board members at scheduled Board meetings without the non-independent chairman present; provide consultation and direct communication to major stockholders, if requested; and call special meetings of the independent directors if needed. From the date of Mr. Feeler's appointment as Chairman of the Board on May 27, 2015, Ms. Dorton has served as Lead Independent Director.

        Although the Board believes the current leadership structure is in the best interests of the Company and its stockholders, the Board will, each year, reevaluate whether to separate the responsibilities of Chief Executive Officer and Chairman of the Board and consider a rotation of the Lead Independent Director position.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        In accordance with SEC rules and regulations, the Company must receive stockholder proposals submitted for inclusion in the Company's proxy materials and for consideration at the 2020 Annual Meeting of Stockholders ("2020 Annual Meeting") no later than December 13, 2019. Any such proposals are requested to be submitted to Wayne R. Ipsen, Secretary, US Ecology, Inc., 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702 and should comply with the SEC rules governing stockholder proposals submitted for inclusion in proxy materials.

        Stockholders may also submit recommendations for nominees for director to Wayne R. Ipsen, Secretary, US Ecology, Inc., 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702. Recommendations are requested no later than December 13, 2019, for consideration by the Corporate Governance Committee for the 2020 Annual Meeting. In considering any nominee proposed by a stockholder, the Corporate Governance Committee will apply the same criteria it uses in evaluating all director candidates. Nominees should reflect suitable expertise, skills, attributes, and personal and professional backgrounds for service as a director of the Company.

        Other stockholder communications to the Board of Directors may be sent at any time to US Ecology, Inc., c/o Wayne R. Ipsen, Secretary, 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702. Management intends to summarize and present all such communications to the Board of Directors.

        The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors. If a stockholder intends to present a proposal at the 2020 Annual Meeting without inclusion of that proposal in the Company's proxy materials and written notice of the proposal is not received by Wayne R. Ipsen, Secretary of the Company, by February 26, 2020 (the date that is forty-five (45) days before the one year anniversary on which the Company first sent its proxy materials for this Annual Meeting), or if the Company meets other requirements of the applicable SEC rules, the proxies solicited by the Board of Directors for use at the 2020 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2020 Annual Meeting.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

        At the Meeting, the eight director nominees receiving the greatest number of votes cast will be elected, provided, that each nominee receives a majority of the votes cast. Directors so elected will hold office until the 2020 Annual Meeting or until their death, resignation, or removal, in which case the Board of Directors may or may not appoint a successor. It is the intent of the persons named in the proxy, Jeffrey R. Feeler and Wayne R. Ipsen, to vote proxies that are not marked to the contrary for the director nominees named below. If any nominee is unable to serve, the named proxies may, in their discretion, vote for any or all other persons who may be nominated.

        The Corporate Governance Committee recommended eight directors to stand for election to the Board of Directors. All nominees have agreed to serve if elected. During 2018, the Company did not receive any nominee recommendations from stockholders for consideration by the Corporate Governance Committee for this Annual Meeting.

Nominees for Directors

Name	Age	Position with Company	Residence	Director Since
Joe F. Colvin	76	Independent Director	Santa Fe, NM	2008
Katina Dorton	61	Independent Director	Raleigh, NC	2014
Glenn A. Eisenberg	57	Independent Director	Charlotte, NC	2018
Jeffrey R. Feeler	49	Chairman, President, and CEO	Boise, ID	2013
Daniel Fox	68	Independent Director	Goodyear, AZ	2010
Ronald C. Keating	50	Independent Director	Pittsburgh, PA	2017
Stephen A. Romano	64	Independent Director	Niwot, CO	2002
John T. Sahlberg	65	Independent Director	Boise, ID	2015

        Joe F. Colvin joined the Board of Directors in 2008. He is a former senior executive with more than forty (40) years of experience in the nuclear energy field. Mr. Colvin serves on the Board of Directors and is the Treasurer of the School for Advanced Research, a non-profit organization whose mission is to conduct innovative research and offer public education focused on the study of human societies (2016). He previously served as a director of Cameco Corporation (1999-2015) and the American Nuclear Society (2007-2012), an organization in which he served as President from 2011-2012. He is also President Emeritus of the Nuclear Energy Institute, Inc. ("NEI"), serving since 2005 and having previously served in various executive positions with the NEI, including President and Chief Executive Officer (1996-2005) and Executive Vice President and Chief Operating Officer (1994-1996). Mr. Colvin previously held senior management positions with the Nuclear Management and Resources Committee and the Institute for Nuclear Power Operations. Mr. Colvin served twenty (20) years as a line officer with the U.S. Navy nuclear submarine program.

        The Board of Directors concluded that Mr. Colvin is qualified to serve as a director because of his extensive senior management experience, deep knowledge of the nuclear industry, and participation on the boards of large public and private organizations.

        Katina Dorton joined the Board of Directors in 2014. She is currently Executive Vice President and Chief Financial Officer of Repare Therapeutics, Inc., a biotechnology company focused on new therapies for cancer (2019). She was previously Chief Financial Officer of AVROBIO (NASDAQ:AVRO), a biotechnology company (2017-2018). Ms. Dorton served as Chief Financial Officer of Immatics GmbH, also a biotechnology company, from 2015-2017. From 2011-2015, Ms. Dorton was the principle owner of Doric LLC, an advisory firm, where she provided consulting services to public and private companies in the areas of M&A and strategic finance. She previously served as Managing Director at Needham & Co., Managing Director-Investment Banking at Morgan Stanley, and as an attorney in private practice at Sullivan & Cromwell. Ms. Dorton has more than twenty (20) years of investment banking experience advising corporate clients and their boards on capital markets, fund raising, mergers and acquisitions, and other strategic transactions. Ms. Dorton holds a JD from the University of Virginia School of Law, an MBA from George Washington University, and a BA from Duke University.

        The Board of Directors concluded that Ms. Dorton is qualified to serve as a director because of her extensive knowledge of strategic finance, over twenty (20) years of investment banking experience, senior management experience, and experience as a practicing attorney.

        Glenn A. Eisenberg joined the Board of Directors in 2018. He is currently the Executive Vice President and Chief Financial Officer at Laboratory Corporation of America Holdings (NYSE:LH) (2014), a leading global life sciences company. Mr. Eisenberg brings more than thirty (30) years of financial and leadership experience with sizeable and diversified publicly traded companies. He previously served as Executive Vice President (Finance and Administration) at The Timken Company (2002-2014) and held senior executive and leadership positions at United Dominion Industries (1990-2001) and The Citizens and Southern Corporation (1985-1990). In addition to these executive leadership positions, Mr. Eisenberg served on the boards of two public companies: Family Dollar Stores, Inc. (2002-2015) and Alpha Natural Resources, Inc. (2005-2015). Mr. Eisenberg holds an MBA with a concentration in Finance from Georgia State University and a BA in Economics and Environmental Studies from Tulane University.

        The Board of Directors concluded that Mr. Eisenberg is qualified to serve as a director because of his senior executive and board member experience with publicly traded companies and expertise in finance, accounting, capital structures, M&A, corporate governance, and investor relations.

        Jeffrey R. Feeler joined the Board of Directors in 2013, was appointed Chairman of the Board in 2015, and is the Company's President and Chief Executive Officer. He joined the Company in 2006 as Vice President, Chief Accounting Officer, Treasurer, and Controller. He was promoted in 2007 to Vice President and Chief Financial Officer; positions he held until his promotion to senior executive in October 2012. Prior to 2006, Mr. Feeler held financial and accounting management positions with MWI Veterinary Supply, Inc. (a distribution company), from 2003 to 2005 with Albertson's, Inc. (a grocery retailer), and from 2002 to 2003 with Hewlett-Packard Company. From 1993 to 2002, he held various accounting and auditing positions, including the position of Sr. Manager, for PricewaterhouseCoopers LLP. Mr. Feeler is a Certified Public Accountant and holds a BBA of Accounting and a BBA of Finance from Boise State University.

        The Board of Directors concluded that Mr. Feeler is qualified to serve as a director because of his intimate knowledge of the Company's business operations and the industry in which it competes. Mr. Feeler also has an extensive knowledge of and experience in capital markets, mergers, acquisitions, and strategic planning gained through his professional experiences.

        Daniel Fox joined the Board of Directors in 2010. He is a Certified Public Accountant. He was an active Faculty Associate in the W.P. Carey School of Business at Arizona State University where he developed and taught undergraduate accounting courses from August 2016 to May 2018. While not currently actively teaching, he remains in the pool of Arizona State University qualified Faculty Associates. Mr. Fox was a full-time lecturer in the College of Business and Economics at Boise State University from 2007 through May 2016 where he developed and taught graduate and upper division undergraduate accounting and finance courses. Mr. Fox held various management and leadership positions over a twenty-eight (28) year career at PricewaterhouseCoopers LLP, retiring as a senior partner and the firm's Global Capital Markets Leader in Switzerland. During his public accounting career, Mr. Fox provided a wide range of services to a diverse mix of clients ranging in size from small privately held start-up companies to mature global public companies. Mr. Fox also served on two committees of the Idaho State Board of Accountancy. In 2018, he received a Cyber-Risk Oversite Certificate for completing the NACD Cyber-Risk Oversight Certificate program, developed alongside the CERT Division of the Software Engineering Institute at Carnegie Mellon University.

        The Board of Directors concluded that Mr. Fox is qualified to serve as a director because of his wide-ranging experience working with audit committees, boards, and senior management as well as his knowledge of Generally Accepted Accounting Principles ("GAAP") and SEC accounting and reporting gained through his career in public accounting and activities as a lecturer and speaker on auditing, accounting, finance, reporting, and regulatory matters.

        Ronald C. Keating joined the Board of Directors in 2017. He brings more than twenty-five (25) years of operations and leadership experience with companies providing solutions to municipal, industrial, and infrastructure customers. Mr. Keating is currently the President, Chief Executive Officer, and a director at Evoqua Water Technologies Corp. (NYSE:AQUA), a global provider of water and wastewater treatment solutions and services (2014). He previously served as President and Chief Executive Officer at Contech Engineered Solutions (2008-2014), a provider of site solutions for contractors, owners, engineers, and architects and held senior leadership positions at Kennametal Inc. and Ingersoll-Rand Inc. Mr. Keating holds an MBA from the Kellogg School of Management at Northwestern University and a BS in Industrial Distribution from Texas A&M.

        The Board of Directors concluded that Mr. Keating is qualified to serve as a director because of his significant operational, strategic, and senior leadership experience in industries serving commercial and industrial markets.

        Stephen A. Romano joined the Board of Directors in 2002. He was appointed President and Chief Operating Officer of the Company in October 2001, Chief Executive Officer in March 2002, and Chairman of the Board of Directors in February 2008, a position he held until May 2015. He was an employee of the Company for more than twenty (20) years prior to his retirement in December 2009. Mr. Romano was previously a consultant to the International Atomic Energy Agency on nuclear waste matters and worked for the U.S. Nuclear Regulatory Commission, Wisconsin Department of Natural Resources, the Idaho National Engineering Laboratory, and as an independent consultant on hazardous and radioactive waste management.

        The Board of Directors concluded that Mr. Romano is qualified to serve as a director because of his knowledge and understanding of the Company's operations and his industry, regulatory, and government relations experience. Mr. Romano has demonstrated his leadership abilities while serving in various positions with the Company, including Chief Executive Officer.

        John T. Sahlberg joined the Board of Directors in 2015. Effective March 1, 2018, Mr. Sahlberg retired as the Senior Vice President of Human Resources and General Counsel for Boise Cascade

Company, promoted from Vice President in 2012, a position in which he had served since 2008. Boise Cascade Company (NYSE:BCC) is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of wood products. At Boise Cascade Company, Mr. Sahlberg was responsible for human resources, labor relations, environmental compliance, legal, government relations, communications, and board administration. During his thirty-five (35) years with Boise Cascade Company and its predecessors, he held numerous legal and human resource positions. From 2000 through 2018, Mr. Sahlberg served as a director and chair (2014) of Vigilant, a non-profit employer association. He also serves as Management Trustee of Bledsoe Health Care Trust (2000-2019) and served as Management Trustee of TOC/Carpenters Pension Trust from 2000-2009. Mr. Sahlberg is a member of the Idaho State Bar and holds a BA in Economics from Harvard University and a JD from Georgetown University.

        The Board of Directors concluded that Mr. Sahlberg is qualified to serve as a director because of his human resource and board governance knowledge and his experience in integrating acquisitions and in environmental matters gained through his professional experiences.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

        The Audit and Risk Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accountant for the 2019 fiscal year. A Deloitte representative plans to be present telephonically or in person at the Annual Meeting, will be available to answer appropriate questions, and will have an opportunity to make a statement if he or she desires to do so.

        While stockholder ratification of Deloitte as the Company's independent registered public accountant is not required by the Company's Restated Certificate of Incorporation, Amended and Restated Bylaws, or otherwise, the Board is submitting its selection of Deloitte for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board, in conjunction with its Audit and Risk Committee, will further evaluate whether to retain Deloitte. If the selection is ratified, the Board and the Audit and Risk Committee, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Deloitte. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been ratified.

Audit, Audit-Related, Tax and Other Fees

        The aggregate fees billed or expected to be billed for the audit of the Company's financial statements for the fiscal years ended December 31, 2018 and 2017 by the Company's principal accounting firm, Deloitte, were as follows:

	2018		2017
Audit Fees	$1,292,500		$1,211,090
Audit-Related Fees	8,750	(1)	85,000
Tax Fees	520,101	(2)	155,910
All Other Fees	1,895	(3)	1,895

Total Fees	$1,823,246		$1,453,895

(1)
Amount due for services provided in connection with the Company's assessment of Accounting Standards Codification.

(2)
Amount due for federal, state, and foreign tax compliance and consulting.

(3)
Amount due for access to Deloitte's Accounting Research Tool.

        Deloitte prepared an annual engagement letter that was submitted to the Audit and Risk Committee for approval for the 2018 audit. The Audit and Risk Committee approved all of the non-audit services provided by Deloitte in fiscal year 2018 in advance of the services being performed. The engagement letter created a contract between the Company and Deloitte that specified the responsibilities of each party. It was signed on behalf of the Company by the chair of the Audit and Risk Committee and the Chief Financial Officer. The Company paid Deloitte a fixed amount for the annual audit and each quarterly review and for other services agreed to in the engagement letter and subsequent amendments. The Audit and Risk Committee believes that Deloitte's provision of non-audit services has been compatible with maintaining the firm's independence.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

        As required by Section 14 of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the "Compensation Discussion and Analysis" section and accompanying tables of this Proxy Statement. These individuals are referred to collectively in this Proxy Statement as the Company's "Named Executive Officers." The Board of Directors believes it is appropriate to seek the views of the Company's stockholders on the design and effectiveness of the Company's executive compensation program.

        At the 2017 Annual Meeting, the Company's stockholders also voted that the advisory vote on executive compensation should be held once every year. Consistent with that vote, the Board of Directors resolved to hold an advisory vote on executive compensation once every year in connection with the Company's annual meeting of stockholders.

        The Company's goal for its executive compensation program is to attract and retain exceptional, highly motivated individuals as executive officers who will provide leadership for the Company's success in dynamic, highly competitive markets. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company's stockholders. The Company believes that its executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation.

        As an advisory vote, this proposal is not binding upon the Company. However, the Board of Directors values the opinions expressed by the Company's stockholders in their vote on this proposal and, to the extent that a significant percentage of votes are cast against the compensation of the Named Executive Officers, the Compensation Committee will evaluate potential changes for consideration by the Board to address the concerns reflected in such votes. The Company expects to hold its next advisory vote on executive compensation at its 2020 Annual Meeting.

        Accordingly, the Company asks the stockholders to vote on the following resolution:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables, and narrative discussion sections of this Proxy Statement, is hereby APPROVED."

The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of the Company's Named Executive Officers.

 AUDIT AND RISK COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Audit and Risk Committee has reviewed and discussed the Company's audited financial statements with management. The Audit and Risk Committee has also discussed with Deloitte, the Company's independent registered public accountant for fiscal year 2018, the matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") and the SEC. These include, among other items, the audit of the Company's financial statements. The Audit and Risk Committee has reviewed with the independent registered public accountant its judgment as to the quality, not just the acceptability, of the Company's accounting principles, as well as its opinion on the effectiveness of the Company's internal controls over financial reporting.

        The Audit and Risk Committee has received written disclosures and the letter from Deloitte required by the PCAOB Ethics and Independence Rule 3526 relating to the registered public accountant's independence from the Company and its related entities and has discussed with Deloitte the registered public accountant's independence from the Company. The Audit and Risk Committee has considered whether the provision of services by the registered public accountant, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountant's independence.

        In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed with management the Company's earnings releases and quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2018, and the fiscal year earnings release and audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. This included discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        Based on the review of the Company's audited financial statements and discussion with management and the independent registered public accountant described above, the Audit and Risk Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

        In addition, the Audit and Risk Committee, in consultation with executive management, has selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.

        While the Audit and Risk Committee has provided oversight, advice, and direction regarding the Company's financial reporting process, management is responsible for establishing and maintaining the Company's internal controls, the preparation, presentation, and integrity of financial statements, and for the appropriateness of the accounting principles and reporting policies used by the Company. It is the responsibility of the independent registered public accountant, not the Audit and Risk Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States, to opine on the effectiveness of the Company's internal control over financial reporting, and to review the Company's unaudited interim financial statements. The Audit and Risk Committee's responsibility is to monitor and review these processes. It is not the Audit and Risk Committee's duty or responsibility to conduct auditing or accounting reviews.

        This report is respectfully submitted by the Audit and Risk Committee of the Board of Directors:

AUDIT AND RISK COMMITTEE Glenn A. Eisenberg Daniel Fox, Committee Chair John T. Sahlberg

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis covers compensation paid to the Company's Named Executive Officers for fiscal year 2018. The Company's Named Executive Officers for fiscal year 2018 were:

  •
  Jeffrey R. Feeler (President and Chief Executive Officer)

  •
  Simon G. Bell (Executive Vice President and Chief Operating Officer)

  •
  Steven D. Welling (Executive Vice President of Sales and Marketing)

  •
  Eric L. Gerratt (Executive Vice President, Chief Financial Officer, and Treasurer)

  •
  Andrew P. Marshall (Executive Vice President of Regulatory Compliance and Safety)

US Ecology's executive compensation program is performance-based and otherwise designed to ensure that the interests of our executive officers, including the Named Executive Officers, are closely aligned with those of our stockholders. The Compensation Committee believes this program is effective in allowing the Company to attract and motivate highly qualified executive talent capable of delivering outstanding business performance. The following discussion presents the Company's executive compensation program and policies. The Compensation Committee has provided oversight on the design and administration of the Company's executive compensation program and policies, participated in the preparation of the Compensation Discussion and Analysis, and recommended to the Board that it be included in this Proxy Statement.

2018 Company Performance at a Glance

Non-Binding Vote on Executive Compensation

        As set forth in the table below, the Company's stockholders have, in the past, overwhelmingly approved the Company's executive compensation program. Of the shares voted at the Company's last annual meeting, 97.4% voted for approval. Although this vote is non-binding, the Compensation Committee viewed this as a strong endorsement of the Company's executive compensation decisions and policies. It is also an additional factor supporting the Compensation Committee's conclusion that the Company's existing approach to executive compensation has been successful for the Company and its stockholders.

Non-Binding Vote on Executive Compensation

Compensation Philosophy and Objectives

        The Company's long-term goal is to increase stockholder value. The objective of the executive compensation program is to attract, motivate, reward, and retain highly qualified executive officers with the ability to help the Company achieve this long-term goal. The executive compensation program is designed to provide a foundation of fixed compensation and a significant portion of performance-based compensation to align the interests of the Company's executive officers, including the Named Executive Officers, with those of the Company's stockholders.

        Oversight of the Executive Compensation Program—The Compensation Committee, which is composed entirely of independent directors, administers the Company's executive compensation program. The Compensation Committee has direct responsibility to review and recommend corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, and make recommendations to the Board regarding his compensation. The Compensation Committee also reviews the evaluation process and compensation structure for the Company's other Named Executive Officers, approves their compensation, and administers the Company's programs for incentive cash and equity payments.

        Principles and Compensation Best Practices—The Company believes that in order to meet its goal of increasing stockholder value, compensation must be both reasonable and competitive with what the Named Executive Officers would otherwise obtain if employed elsewhere in a similar position with similar responsibilities. The Compensation Committee believes that performance-based executive compensation should reflect value created for stockholders consistent with the Company's strategic goals. The following principles are among those applied by the Compensation Committee:

  •
  Executive compensation programs should support short and long-term strategic goals and objectives;

  •
  Executive compensation programs should reflect the Company's overall value and business growth and reward individuals for outstanding contributions; and

  •
  Short and long-term executive compensation programs are critical factors in attracting and retaining well-qualified executive officers.

        The Compensation Committee seeks to apply best governance practices in developing and administering executive compensation and benefit programs, and has taken steps to enhance its ability to effectively carry out its responsibilities and to ensure that the Company maintains strong links between pay and performance.

What We Do	What We Don't Do

Capped payouts under the Company's annual Management Incentive Plan and long-term incentive plan	No excise tax gross ups
Stock ownership requirements for directors and Named Executive Officers	No dividends paid on performance stock units prior to vesting
Following a change-in-control, acceleration of equity awards and payment of cash severance occur only upon a qualifying termination (i.e., "double-trigger")	No repricing, replacing, or cash buyouts of underwater options or stock appreciation rights without stockholder approval
Prohibition against pledging of equity based awards	No supplemental benefits and no more than limited perquisites to the Named Executive Officers
Independent compensation consultant who provides an annual report to the Compensation Committee on Named Executive Officer pay alignment

        Role of Executive Officers and Consultants—While the Compensation Committee determines the Company's overall compensation philosophy and independently recommends the compensation of the Chief Executive Officer to the Board, it consults with the Chief Executive Officer with respect to both overall compensation policy and specific compensation decisions for the other Named Executive Officers. The Compensation Committee has the authority to retain independent compensation consultants to provide advice relating to market and compensation trends and to assist with data gathering and analysis. The Compensation Committee engaged Meridian Compensation Partners, LLC ("Meridian") in 2017 to assist the Compensation Committee in its review of 2018 executive and director compensation matters. The Compensation Committee did not direct Meridian to perform its services in any particular manner.

        Meridian has no other business relationships with the Company and provides no other services to the Company. The Compensation Committee adopted a written policy to review the independence of any compensation consultants it uses for executive compensation matters. The Compensation Committee considered Meridian in light of the six independence factors mandated by SEC rules and related NASDAQ listing standards and concluded that Meridian is independent.

        Competitive Considerations—The Company reviews relevant compensation market data, from time to time, in order to help determine appropriate overall compensation for the Named Executive Officers. Peer group-based compensation market data and Named Executive Officer pay history data are provided to the Compensation Committee by Meridian.

        In 2017, the Compensation Committee, with advice from Meridian, approved a 14-company peer group for comparing 2018 executive compensation ("2018 Industry Peer Group"). The companies in the 2018 Industry Peer Group are as follows:

Casella Waste Sys Inc.	Newalta Corp.
CECO Environmental Corp.	North American Energy Partners
Clean Harbors Inc.	Perma-Fix Environmental Services
Covanta Holding Corp.	Stericycle Inc.
Ecology and Environment Inc.	Team Inc.
Heritage-Crystal Clean Inc.	Tetra Tech Inc.
Matrix Service Co.	TRC Cos Inc.

        The median of revenue, total assets, and market capitalization of these companies at the time of their selection in 2017 were $593 million, $554 million, and $413 million, respectively. At that time, the Company was positioned at the 42nd percentile of the group in revenue terms, the 64th percentile in asset terms, and the 71st percentile in market capitalization terms.

        The Compensation Committee reviewed the base salary, annual short-term incentive opportunity, annual equity-based/long-term incentive award, and total compensation data from the 2018 Industry Peer Group, which was provided by Meridian. The Company does not target a particular percentile of the peer data when making compensation decisions. Instead, total compensation for the Named Executive Officers is reviewed to determine whether the Company is generally competitive in the market in which it operates, taking into consideration, among other things:

  •
  Executive compensation at peer group companies, taking into account the relative size of US Ecology compared to those companies;

  •
  Performance of the Company and the contributing roles of individual Named Executive Officers;

  •
  Performance of each Named Executive Officer;

  •
  Each Named Executive Officer's experience and responsibilities; and

  •
  Internal pay alignment.

The Compensation Committee does not assign a particular weight to any of these factors. The Compensation Committee considered the data provided by Meridian, among other things, when making 2018 compensation decisions (including in setting base salaries, target bonus opportunities, and equity compensation grants).

        Relevance to Performance—The executive compensation program emphasizes performance measured by goals or equity vehicles that align the interests of executives with those of the Company and its stockholders. For the Named Executive Officers to earn cash-based incentive payments, the Company must meet or exceed specified performance targets based on the achievement of operating income, health and safety, and environmental compliance targets, each determined by the Compensation Committee to align the Named Executive Officer's pay with the creation of stockholder value. The Compensation Committee may also approve equity-based compensation such as restricted stock and/or options to purchase the Company's common stock based on the Company's performance and the performance of executives and other employees considered for such grants. The performance-based incentive programs for fiscal year 2018 are addressed in detail under the "Elements of Compensation" section in this Proxy Statement.

Elements of Compensation

        Executive compensation is based primarily on three components: base salary, annual short-term incentive opportunities, and long-term equity-based awards. The Compensation Committee regularly reviews each element of the compensation program to ensure consistency with the Company's objectives. The Compensation Committee believes that each compensation element complements the other compensation elements and that together they serve to achieve the Company's compensation objectives. The Compensation Committee does not require that a particular component comprise a set portion of the total compensation mix. The Compensation Committee believes that a significant portion of the compensation should be performance-based and at-risk, and that the performance-based (incentive) compensation should align an executive's interests with those of its stockholders. While the Compensation Committee reviews total direct compensation (the sum of base salary, incentive opportunities, and equity awards) for the Named Executive Officers, it does not have a fixed target with respect to such total direct compensation. The charts below show a comparison of the mix of pay elements included in our Chief Executive Officer's total compensation opportunity for 2018 and the average mix of pay elements included in our other Named Executive Officers' total compensation opportunities for 2018.

        Base Salary—The Company provides competitive base salaries to attract and retain executive talent. The Compensation Committee believes that a competitive base salary provides a degree of financial stability for the Named Executive Officers. Therefore, pay levels are based on market assessment, individual performance, scope of the roles and responsibilities of each incumbent, and internal pay equity. Salaries may also form the basis for other elements of compensation. For example, annual short-term incentive opportunities are calculated as a percentage of base salary. Base salaries for the Named Executive Officers as of January 1, 2018, are set forth in the table below:

Name and Principal Position	Base Salary for 2018 ($)
Jeffrey R. Feeler	485,000
President & Chief Executive Officer
Simon G. Bell	360,000
Executive Vice President & Chief Operating Officer
Steven D. Welling	360,000
Executive Vice President of Sales & Marketing
Eric L. Gerratt	316,500
Executive Vice President, Chief Financial Officer & Treasurer
Andrew P. Marshall	275,000
Executive Vice President of Regulatory Compliance & Safety

The base salaries of the Named Executive Officers remained unchanged during 2018.

        Annual Short-Term Incentives—The Named Executive Officers and other employees are eligible to earn annual incentive cash payments based on Company and individual performance ("Cash Incentive"). The payout available for each Named Executive Officer is established as a percentage of annual base salary ("Target Cash Incentive"). These percentages are developed by the Compensation Committee according to such employee's duties, level, and range of responsibility, and other compensation. Upon the availability of audited financial statements, Cash Incentives are determined and paid for the prior fiscal year.

        The Target Cash Incentive for each of the Named Executive Officers for 2018 is set forth in the following table:

Named Executive Officer	Target Cash Incentive
Jeffrey R. Feeler	100%
Simon G. Bell	75%
Steven D. Welling	75%
Eric L. Gerratt	75%
Andrew P. Marshall	75%

        Cash Incentives for Named Executive Officers and certain other employees are determined based on performance under the Company's Management Incentive Plan ("MIP"). On November 15, 2017, the Compensation Committee approved the MIP for 2018 ("2018 MIP"). Under the 2018 MIP, each Named Executive Officer was eligible to earn a Cash Incentive payment for fiscal year 2018 based on the achievement of four independent objectives established by the Compensation Committee (each, a "Plan Objective"):

  (1)
  financial (Consolidated Operating Income, as adjusted);

  (2)
  individual performance;

  (3)
  health and safety; and

  (4)
  compliance.

        The amount available for achievement of each Plan Objective was allocated as a fraction of a Named Executive Officer's Target Cash Incentive and could be earned even if an amount was not earned for another Plan Objective—i.e., performance under each Plan Objective is measured independently. A summary of the 2018 MIP targets is provided below:

Objective/Weight	Target
Financial (50%)—Consolidated Operating Income (Before 2018 MIP expenses and associated payroll taxes)	$82,374,000
Individual Performance (30%)	Achievement of Established Priorities
Health and Safety (10%)
TRIR (2%)	=<1.99
DART (3%)	=<1.22
LTI (5%)	=<0.47
Compliance (10%)	Subjective Based On Actual Results

        The portion of a Named Executive Officer's Target Cash Incentive based on Financial performance was scalable beginning with every one percentage point over 79% of the Company's approved consolidated operating income target ("Base MIP Target") and was weighted at up to 50% of the Named Executive Officer's Target Cash Incentive ("Finance Target Incentive"). If actual consolidated operating income is less than 80% of the Base MIP Target, no bonuses are paid for the financial Plan Objective. For every percentage point achievement over 79% of the Base MIP Target, up to and including 100% (rounded to the nearest percentage) of the Base MIP Target, such Named Executive

Officer would earn 4.76% of his Finance Target Incentive. Upon 100% achievement of the Base MIP Target, 100% of the Named Executive Officer's Finance Target Incentive (or 50% of the Named Executive Officer's Target Cash Incentive) would be awarded to the Named Executive Officer. The Named Executive Officers were eligible for an additional incentive payment in an amount calculated by multiplying their respective base salaries by an additional 4.5% for every 1% increase over the Base MIP Target and multiplying the resulting product by 50%. The additional incentive was capped at one times the participant's Target Cash Incentive. The Financial component is the only Plan Objective that has an upside (above-target) payout opportunity.

        Up to an additional 30% of a Named Executive Officer's Target Cash Incentive could be earned based on the Compensation Committee's assessment of Individual Performance, including through achievement of established annual priorities, effective use of Company resources, and other evaluative factors as determined by the Compensation Committee. Individual Performance objectives were established at the beginning of fiscal year 2018 and included matters specific to each Named Executive Officer's area of responsibility.

Named Executive Officer	2018 Individual Priorities
Jeffrey R. Feeler	Overall success of strategic priorities, execution on sales, operations, financial, information systems, human resources, regulatory, and compliance initiatives supporting long-term market positioning.
Simon G. Bell
Support and promote organic growth initiatives with disciplined review of sustainability and Return on Investment expectations, including continued review and validation of results. Increase free cash flow generation through measuring and streamlining operations. Maintain safe and compliant operations at all locations.
Steven D. Welling	Drive sales, marketing, and customer experience initiatives to build brand awareness, increase customer loyalty, and position the Company for long-term growth.
Eric L. Gerratt
Manage the Company's debt and capital structure, accounting, reporting, and treasury initiatives. Oversee the development and implementation of information systems supporting the long-term infrastructure requirements of the organization. Monitor and oversee compliance with reporting and accounting requirements and regulations.
Andrew P. Marshall	Monitor performance and ensure compliance with environmental, transportation, and safety regulations.

        The three metrics for the Health and Safety objective (as enumerated below) were weighted cumulatively at up to 10% of the Named Executive Officer's Target Cash Incentive.

  (i)
  Total Recordable Incident Rates or "TRIR" (number of safety incidents that meet OSHA recordable criteria) (2%);

  (ii)
  Days Away Restricted Time or "DART" (safety incidents that result in the employee being placed on restricted duty or time away from work) (3%); and

  (iii)
  Lost Time Incidents or "LTI" (number of safety incidents that result in an employee having to spend time away from work or be re-assigned to another job function to recover from a work related injury) (5%).

        Up to 10% of a Named Executive Officer's Target Cash Incentive was based on Compliance. The performance evaluation for the Compliance objective was based on the Compensation Committee's judgment of the Company's overall compliance program effectiveness and considered the avoidance of "notices of violation or enforcement" with monetary penalties and achievement of permitting initiatives. The corresponding incentive was earned based on a determination by the Compensation Committee taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under GAAP) in fiscal year 2018, the nature of the notices of violation or enforcement, the regulatory basis for any such penalty, and the respective fact patterns.

        The Company's 2018 consolidated operating income before 2018 MIP expense and associated payroll taxes was $78,464,659. At the discretion of the Compensation Committee, certain adjustments were made to determine an adjusted 2018 consolidated operating income of $83,126,125 as set forth in the table below:

Financial—Objective/Weight (50%)	Actual
Operating Income (As Reported)	$78,464,659
Adjustments
Impairment Charges	$3,666,439
Operating Income from acquired entities	$(1,786,670)
Gain on land easement	$1,989,628
Property Tax Settlement (Net of Legal Expenses)	$(536,000)
2018 Tax Consulting Costs on Tax Planning Initiatives	$580,019
Business Development Expenses	$748,050
Adjusted Operating Income	$83,126,125
Target Operating Income	$82,374,000

        The adjusted 2018 consolidated operating income of $83,126,125 was 100.9% of the Base MIP Target. As a result, the Company awarded the Named Executive Officers 104.5% of their respective Finance Target Incentive for consolidated operating income achievement.

        The Company achieved the 2018 MIP targets for TRIR, DART, and LTI. Therefore, the Cash Incentive earned for achievement of the health and safety objective was 10% of each Named Executive Officer's Target Cash Incentive.

        The Cash Incentive earned by each Named Executive Officer for the Compliance objective was 8% of his Target Cash Incentive, reflecting the Compensation Committee's view of the success of the overall compliance program at various operating divisions. In 2018, the Company received one hundred and two (102) regulatory inspections and 93% were conducted with no concerns or follow up from our regulatory agencies.

        A summary of the 2018 MIP actual results compared to the applicable targets is provided below:

Objective/Weight	Target	Actual		Comment
Financial (50%)	$82,374,000	$83,126,125 (Adjusted	)	Achieved 100.9% of the Base MIP Target amount
Individual Performance (30%)	Achievement of Individual and Team Objectives	Individual and Team Priorities Substantially Achieved
Jeffrey R. Feeler	30%			28%
Simon G. Bell	30%			29%
Steven D. Welling	30%			27.5%
Eric L. Gerratt	30%			28%
Andrew P. Marshall	30%			28%
Health and Safety (10%)
TRIR (2%)	=<1.99	1.88		Achieved
DART (3%)	=<1.22	1.00		Achieved
LTI (5%)	=<0.47	0.25		Achieved
Compliance (10%)	Compliance Program Effectiveness			8%

        The amount paid to each Named Executive Officer under the 2018 MIP is set forth in the "Summary Compensation Table" of this Proxy Statement.

        Long-Term Incentives—The Company uses equity awards to provide long-term incentive opportunities to the Named Executive Officers and may grant performance stock units ("PSU"), stock options, shares of restricted stock, and other stock-based awards as part of their total compensation package pursuant to the Company's Omnibus Incentive Plan. These awards align the Named Executive Officers' interests with the interests of the Company's stockholders because the ultimate value of the stock options and stock depends on the Company's future success to which each Named Executive Officer must contribute over a period of years in order to ultimately vest in or be entitled to exercise such grants. The Company's long-term incentive program in 2018 was based on the following three vehicles:

  •
  Restricted stock (approximately 50% of total value);

  •
  PSUs linked to relative Total Stockholder Return ("TSR") (approximately 30% of total value); and

  •
  Stock options (approximately 20% of total value).

        Restricted Stock—Restricted stock granted to the Named Executive Officers in 2018 vest in equal annual installments over three years. The value of restricted stock is tied to the market price of the Company's common stock and further aligns the Named Executive Officers' interests with the interests of the Company's stockholders, while also providing the Company with a significant retention tool.

        PSU Awards—PSU awards are designed to link a portion of a Named Executive Officer's compensation with increases in stockholder value relative to an established index and peer group. The total number of PSUs granted in 2018 that each Named Executive Officer is eligible to earn ranges from 0% to 200% of the target number of PSUs granted (for each, the "Target PSUs"), based on the Company's TSR relative to two groups weighted equally:

  •
  The S&P 600

  •
  "Peer Group" includes companies in the environmental and facilities services industry. The group consists of the 2018 Industry Peer Group, plus Advanced Disposal Services Inc., Republic Services Inc., Waste Connections Inc., and Waste Management Inc., and excluding TRC Cos Inc.

        Performance is measured over the three-year performance period beginning January 1, 2018 and ending December 31, 2020. TSR is determined by reference to a change in the value of the Company's common stock (based on the stock price and dividends paid) for the relevant measurement period. The performance measures and potential payouts for the PSUs awarded in 2018 are set forth in more detail in the following table:

Three-year Company TSR Relative to S&P 600 (50% of Target PSUs)		Three-year Company TSR Relative to Peer Group (50% of Target PSUs)
Percentile Rank	Resulting PSUs Earned (% of Target)	Percentile Rank	Resulting PSUs Earned (% of Target)
90th Percentile or Higher	200%	90th Percentile or Higher	200%
50th Percentile	100%	50th Percentile	100%
35th Percentile	50%	35th Percentile	50%
Below 35th Percentile	0	Below 35th Percentile	0

        With respect to both PSUs earned based on the Company's TSR relative to the S&P 600 and the PSUs earned based on the Company's TSR relative to the modified 2018 Industry Peer Group, PSUs are earned on a pro-rata basis in the event that the Company's TSR is greater than the 35th percentile but less than the 50th percentile or greater than the 50th percentile but less than the 90th percentile.

        Stock Option Awards—Stock options granted to the Named Executive Officers in 2018 vest in equal annual installments over three years. The Company believes that, because the option holder will not realize value from a stock option unless the value of our stock increases after the grant date, stock options are performance-based awards that directly align the interests of the option holder with those of our stockholders. In addition, the long-term vesting of the awards provides a key retention tool while providing a long-term focus on driving increased stockholder value.

        Equity Awards Granted in 2018—The equity awards granted to the Named Executive Officers in 2018 are set forth in the table below:

Named Executive Officer	Performance Stock Units Granted (Target) (#)	Restricted Stock Granted (#)	Stock Options Granted (#)
Jeffrey R. Feeler	5,300	8,800	15,500
Simon G. Bell	2,400	3,900	6,900
Steven D. Welling	2,400	3,900	6,900
Eric L. Gerratt	2,400	3,900	6,900
Andrew P. Marshall	1,600	2,700	4,700

        Other In-Cycle PSU Awards in 2018—PSU awards granted in 2016 vested on December 31, 2018 and shares of common stock which each Named Executive Officer earned and subsequently received are set forth below:

Named Executive Officer	Performance Stock Units Granted (Target) (#)	Performance Stock Units Received (#)
Jeffrey R. Feeler	6,400	9,136
Simon G. Bell	2,400	3,426
Steven D. Welling	2,400	3,426
Eric L. Gerratt	2,400	3,426
Andrew P. Marshall	—	—

        With respect to the PSUs granted in 2016, the Company achieved a cumulative TSR of 77.0%, resulting in the vesting of PSUs as disclosed in the table above equal to 142.75% of target.

        Discretionary Bonuses—The Company may, from time-to-time, grant discretionary bonuses to Named Executive Officers in order to achieve defined objectives. Discretionary bonuses were not paid to the Named Executive Officers in 2018.

        Other Compensation—The Company provides employee benefits that are intended to meet current and future health and financial security needs for its employees, including the Named Executive Officers, and their families. Such employee benefits include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible or health savings accounts for medical expense reimbursements, and a 401(k) retirement savings plan that includes a partial Company match, which are provided to the Named Executive Officers on the same terms and conditions that apply to all other full-time regular employees.

Certain 2019 Compensation Decisions

        Base Salary—On November 7, 2018, the Company approved base salary increases for the Named Executive Officers, effective with the first payroll in 2019 as follows:

Name and Principal Position	Base Salary for 2018 ($)	Initial Base Salary for 2019 ($)	Change (%)(1)
Jeffrey R. Feeler	485,000	525,000	8.2
Simon G. Bell	360,000	380,000	5.6
Steven D. Welling	360,000	370,000	2.8
Eric L. Gerratt	316,500	350,000	10.6
Andrew P. Marshall	275,000	290,000	5.5

(1)
In November 2017, the Company approved increases in base salary for the Named Executive Officers, effective with the first payroll in 2018. The base salary of each of Mr. Bell and Mr. Welling was increased from $340,000 to $360,000. Each of Mr. Feeler and Mr. Gerratt declined the Company's recommended increase in 2018 base salary from his existing base salary of $485,000 to $500,000 in the case of Mr. Feeler and $316,500 to $340,000 in the case of Mr. Gerratt. Mr. Feeler also declined the Company's recommendation to increase his 2018 equity award from $900,000 to $1,100,000. These increases were declined by Messrs. Feeler and Gerratt in recognition of the Company not achieving its 2017 operating income target and the fact that base salary increases for many of the Company's other employees would be limited. In light of the foregoing, a portion of the 2019 base salary increase for each of Messrs. Feeler and Gerratt, as reported in the table above, is attributable to the base salary increase that would have gone into effect in 2018 had each such Named Executive Officer not declined the Company's recommendation in 2017 to increase the base salary for 2018.

        2019 PSU Awards—The targets for PSU awards granted in 2019 will be based on the Company's cumulative adjusted earnings per share over the three-year performance period and the Company's average return on invested capital over the same period, each weighted at 50% of the Target PSUs. After the payout under the PSUs is determined, the number of shares to be provided will be subject to modification based on the TSR of the Company's common stock from January 1, 2019 to December 31, 2021 relative to that of a group of peers during the same period.

        2019 Short-Term Incentive Award—While the four independent objectives (financial, individual performance, health and safety, and compliance) remain the same for 2019, the weighting of the financial objective increased from 50% to 60% and the weighting of the individual objective decreased from 30% to 20%.

        2019 Peer Group—The 2018 Industry Peer Group was reviewed again in 2018 and it was determined that, for evaluating 2019 executive compensation (including for purposes of the PSUs granted in 2019 described above), the group should be increased to include seventeen (17) companies by adding the following companies and removing TRC Cos Inc.:

Aegion Corporation NV5 Global Inc. Secure Energy Services Inc. TETRA Technologies Inc.

In addition, North American Energy Partners' name was changed to North American Construction Group Ltd. and Newalta Corp. merged with Tervita Corp.

Equity and Security Ownership Guidelines

        In 2015, the Board approved a Share Ownership Policy in which target share ownership levels (set forth below) were established for the Named Executive Officers and non-employee directors (each, a "Participant") based on a multiple of annual salary in the case of Named Executive Officers and a multiple of the annual cash retainer in the case of non-employee directors ("Target Ownership Level"). Target ownership levels in 2018 were as follows:

Participant	Target Ownership Level
Chief Executive Officer	4 times base salary
Other Named Executive Officers	2 times base salary
Non-Employee Directors	4 times annual cash retainer (increased from 3 times annual cash retainer on May 22, 2018)

        The following forms of equity interests are included in determining the ownership value held:

  •
  Common shares of the Company owned directly by the Participant or owned through the Company retirement or savings plans;

  •
  Restricted stock or restricted stock units held pursuant to the Company's equity plans; and

  •
  Vested performance stock or PSUs held pursuant to the Company's equity plans.

        For purposes of evaluating degree of attainment of the applicable Target Ownership Level, the following definitions of "value" are used:

  •
  For common shares owned outright, the value is equal to the greater of the cost of acquisition and the market value as of the date of measurement;

  •
  For unvested restricted stock or restricted stock units, the value is equal to the greater of the grant date value and the market value as of the date of measurement; and

  •
  For vested performance stock or PSUs, the value is equal to the market value at the date of measurement.

        Under the Share Ownership Policy, a Participant must retain 100% of the net after-tax proceeds from exercised stock options or vested shares received until the Target Ownership Level is met. A Participant who wishes to sell shares and who has not attained the Target Ownership Level must obtain the written permission of the Compensation Committee. All of the Named Executive Officers and non-employee directors were in compliance with the Share Ownership Policy as of December 31, 2018.

Prohibition Against Pledging Awards Received Under Omnibus Incentive Plan

        The Company's stockholder approved Omnibus Incentive Plan provides that no award or other right or interest granted under the plan may be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of the grantee to, any party, other than the Company or any subsidiary, or assigned or transferred by the grantee other than by will or the laws of descent and distribution.

Severance Arrangements

        In 2016, the Company entered into new employment agreements with each of Messrs. Feeler, Bell, Welling, and Gerratt. In 2017, the Company entered into an employment agreement with Mr. Marshall in connection with his appointment to Executive Vice President of Regulatory Compliance and Safety. These agreements are collectively referred to herein as the "Employment Agreements." In addition to establishing salaries, paid time off, and cash incentive opportunities, the Employment Agreements established the executives' rights to receive severance benefits in the event of certain qualifying terminations of employment or under certain circumstances related to a change of control. Change-of-control payments are contingent on the occurrence of a termination of the executive's employment by the Company "without cause" or by the executive for "good reason," as those terms are defined in the Employment Agreements, in either case, within twenty-four (24) months after the applicable change of control. The Compensation Committee believes these severance protections are an effective tool for attracting and retaining key employees and are reasonably similar to those of other comparable companies. For more information on potential severance payments and change-of-control benefits in 2018, refer to the "Potential Payments Upon Termination or Change of Control" section of this Proxy Statement.

Risk Considerations

        The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk-taking. While the performance-based Cash Incentive awards focus on achievement of annual goals, the Company's Cash Incentive program is only one element of the Named Executive Officers' total compensation. The Compensation Committee believes that the Cash Incentive program appropriately balances risk and the desire to focus the Named Executive Officers on specific short-term goals important to the Company's success, and that it does not encourage unnecessary or excessive risk-taking. Further, the Company grants equity awards that focus the attention of Named Executive Officers on long-term strategic goals through multi-year vesting formulas. Moreover, the Named Executive Officers are required to own and hold significant amounts of stock in the Company. Such long-term equity awards and stock ownership interests further reduce the incentive for the Company's Named Executive Officers to engage in actions designed to achieve only short-term results. The Company has reviewed its compensation policies and practices for all employees, including for the Named Executive Officers, and concluded that any risks arising from its compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), limits the amounts that may be deducted (for federal income tax purposes) by a public company for compensation paid to certain individuals to $1,000,000, except that, in 2017 and prior years, compensation in excess of the $1,000,000 threshold could be deducted if it met the requirements to be considered "qualifying performance-based compensation" within the meaning of Section 162(m) of the Code. The Tax Cuts and Jobs Act, passed by Congress in December 2017, eliminated the "performance-based" compensation exemption under Section 162(m) of the Code. Therefore, for 2018 and subsequent years, compensation paid to our chief executive officer, our chief financial officer and to each of our other Named Executive Officers (each, a "Covered Employee") generally will not be deductible for federal income tax purposes to the extent such compensation exceeds $1,000,000, regardless of whether such compensation would have been considered "performance-based" under prior law. This limitation on deductibility applies to each individual who is a "Covered Employee" (as defined in Section 162(m) of the Code) in 2017 or who becomes a Covered Employee in any future year, and continues to apply to each such individual for all future years, regardless of whether such individual remains a Named Executive Officer. There is, however, a transition rule that allows "performance-based" compensation in excess of $1,000,000 to continue to be deductible if the remuneration is provided pursuant to a binding contract which was in effect on November 2, 2017 and which was not subsequently materially modified. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company's executive compensation program. Rather, the Company seeks to maintain flexibility in its executive compensation program and may structure compensation that is not deductible if it determines that doing so is appropriate and consistent with the objectives of the executive compensation program described above. Accordingly, the Company may be limited in its ability to deduct amounts of compensation from time to time.

        Accounting rules require the Company to expense the cost of equity grants. Because of equity expensing and the impact of dilution on the Company's stockholders, the Compensation Committee carefully considers the type of equity awards that are granted and the number and value of the shares underlying such awards.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company's management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

        This report is respectfully submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE
Joe F. Colvin
Glenn A. Eisenberg
Ronald C. Keating
John T. Sahlberg (Committee Chair)

 SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding the compensation of the Named Executive Officers for the years ended December 31, 2018, 2017, and 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey R. Feeler	2018	488,096	785,668	180,420	476,513	32,658	1,963,355
President & Chief Executive Officer	2017	485,000	795,655	180,276	355,069	28,671	1,844,671
	2016	486,865	638,843	150,400	160,021	21,759	1,457,888
Simon G. Bell	2018	362,000	351,444	80,316	270,000	19,482	1,083,242
Executive Vice President & Chief	2017	340,385	287,095	65,160	175,192	17,511	885,343
Operating Officer	2016	320,881	235,623	55,200	73,188	14,373	699,265
Steven D. Welling	2018	361,692	351,444	80,316	265,950	19,518	1,078,920
Executive Vice President of Sales &	2017	340,385	287,095	65,160	175,192	17,655	885,487
Marketing	2016	341,308	235,623	55,200	84,334	14,481	730,946
Eric L. Gerratt	2018	318,748	351,444	80,316	235,001	19,455	1,004,964
Executive Vice President, Chief	2017	316,500	287,095	65,160	160,867	17,511	847,133
Financial Officer & Treasurer	2016	317,727	235,623	55,200	71,516	14,367	694,433
Andrew P. Marshall	2018	276,519	239,396	54,708	202,125	13,753	786,501
Executive Vice President of Regulatory	2017	261,154	160,210	39,996	109,921	11,258	582,539
Compliance & Safety	2016	—	—	—	—	—	—

(1)
The amounts listed represent the aggregate grant date fair value of restricted stock and PSUs granted during the applicable year, determined in accordance with FASB ASC Topic 718 (without regard to the effect of estimated forfeitures). The values of restricted stock are determined by multiplying the closing stock price on the date of grant by the number of stock awards. The PSU grant date fair values were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts may not be indicative of the realized value of the awards if and when they vest. See the "Grants of Plan—Based Awards" table of this Proxy Statement for additional details on the stock awards granted to the Named Executive Officers during 2018. Assuming that the highest level of performance conditions will be achieved with respect to the PSUs (and thus the maximum number of shares will be issued under the PSUs), using the closing stock price of the Company's common stock on the grant date for such PSUs; (i) the grant date value of the 2018 PSUs would be: $540,600 for Mr. Feeler, $244,800 for each of Messrs. Bell, Welling, and Gerratt, and $163,200 for Mr. Marshall; (ii) the grant date value of the 2017 PSUs would be $540,650 for Mr. Feeler and $196,600 for each of Messrs. Bell, Welling, and Gerratt (Mr. Marshall was not granted any PSUs in 2017); and (iii) the grant date value of the 2016 PSUs would be $448,640 for Mr. Feeler and $168,240 for each of Messrs. Bell, Welling, and Gerratt (Mr. Marshall was not a Named Executive Officer in 2016). The performance measures and potential payouts for the PSUs are described in more detail in the "Elements of Compensation—Long-Term Incentives" section of this Proxy Statement. Additional information regarding the awards, including the assumptions made in determining their value under FASB ASC Topic 718, are disclosed in Note 19 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

(2)
The amounts listed represent the aggregate grant date fair value of stock options granted during the applicable year, as determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair values of the options are disclosed in Note 19 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. The 2018 grants of stock options vest in equal annual installments over three years.

(3)
Represents the amount awarded for performance during the applicable year under 2016 MIP, 2017 MIP, and 2018 MIP, as applicable.

(4)
Includes contributions the Company made on behalf of each Named Executive Officer under the Company—sponsored 401(k) plan, dividends paid on unvested restricted stock ($21,528 in the case of Mr. Feeler for 2018, $8,352 in the case of Mr. Bell for 2018, $8,388 in the case of Mr. Welling for 2018, $8,352 in the case of Mr. Gerratt for 2018, and $2,829 in the case of Mr. Marshall for 2018), and the dollar value of insurance premiums paid by the Company with respect to life and disability insurance. Certain perquisites provided to certain of our Named Executive Officers are not required to be disclosed in the "Summary Compensation Table" because the amount of such benefits do not exceed the applicable disclosure thresholds.

 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth information for each Named Executive Officer regarding the equity and non-equity awards granted during the year ended December 31, 2018. All non-equity awards set forth below were granted under the 2018 MIP and all equity-based awards set forth below were granted under the Company's Omnibus Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards; Number of Shares of Stock or Units (#)(5)	All Other Option Awards; Number of Shares Underlying Options (#)(6)		Grant Date Fair Value of Stock and Option Awards ($)(7)
										Exercise or Base Price of Option Awards ($/Sh)
Name	Board Approval Date/Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey R. Feeler	11/15/17 / 1/2/18	9,700	485,000	970,000	2,650	5,300	10,600	8,800	15,500	51.00	966,088
Simon G. Bell	11/15/17 / 1/2/18	5,400	270,000	540,000	1,200	2,400	4,800	3,900	6,900	51.00	431,760
Steven D. Welling	11/15/17 / 1/2/18	5,400	270,000	540,000	1,200	2,400	4,800	3,900	6,900	51.00	431,760
Eric L. Gerratt	11/15/17 / 1/2/18	4,748	237,375	474,750	1,200	2,400	4,800	3,900	6,900	51.00	431,760
Andrew P. Marshall	11/15/17 / 1/2/18	4,125	206,250	412,500	800	1,600	3,200	2,700	4,700	51.00	294,104

(1)
Represents the minimum amount to which the Named Executive Officers would have been entitled to receive based on achieving the 2018 MIP targets with the lowest weighted percentage of the Target Cash Incentive.

(2)
Represents the amount to which the Named Executive Officers would have been entitled to receive based on achieving 100% of each of the 2018 MIP targets. For the amount actually paid, please refer to the "Summary Compensation Table" in this Proxy Statement. For additional details regarding the 2018 MIP, please refer to the "Elements of Compensation—Annual Short Term Incentives" section of this Proxy Statement.

(3)
The Company established a maximum payout level under the 2018 MIP equal to two times the participant's applicable Target Cash Incentive.

(4)
On January 2, 2018, each of the Named Executive Officers received awards of PSUs that will vest on December 31, 2020 based on the Company's TSR relative to the TSR of the S&P 600 (50% of Target PSUs) and the TSR of the Peer Group (50% of Target PSUs) over the three-year performance period beginning January 1, 2018. The performance measures and potential payouts for the PSUs are described in more detail in the "Elements of Compensation—Long-Term Incentives" section of this Proxy Statement. These columns show the potential number of shares to be paid out to the Named Executive Officers under the PSU grant at threshold, target, or maximum performance. The grant date fair value is included in the "Stock Awards" column of the "Summary Compensation Table" in this Proxy Statement.

(5)
These restricted stock awards for each of the Named Executive Officers, awarded with an effective date of January 2, 2018, vest in equal annual installments over three years.

(6)
These stock options, awarded effective as of January 2, 2018, vest in equal annual installments over three years.

(7)
The amounts listed represent the aggregate grant date fair value of restricted stock, stock options, and PSUs granted during 2018, as determined in accordance with FASB ASC Topic 718 (without regard to the effect of estimated forfeitures). The grant date fair value of PSUs was determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes.)

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company's common stock that had not been exercised and remained outstanding as of December 31, 2018; (ii) each award of restricted stock and restricted stock units that had not vested and remained outstanding as of December 31, 2018; and (iii) each award of PSUs that had not vested and remained outstanding as of December 31, 2018.

						Stock Awards
											Equity Incentive Plan Awards: Market or Payout Value of Unearned Units, Shares or Other Rights That Have Not Vested ($)(15)
									Equity Incentive Plan Awards: Number of Unearned Units, Shares or Other Rights That Have Not Vested (#)
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(12)
Jeffrey R. Feeler	—	6,266	(1)	35.05	1/3/2026	—		—	—		—
	—	11,066	(2)	49.15	1/1/2027	—		—	—		—
	—	15,500	(3)	51.00	1/1/2028	—		—	—		—
	—	—		—	—	10,700	(6)	673,886	—		—
	—	—		—	—	9,200	(7)	579,416	—		—
	—	—		—	—	8,800	(8)	554,224	—		—
	—	—		—	—	—		—	11,000	(13)	692,780
	—	—		—	—	—		—	10,600	(14)	667,588
Simon G. Bell	8,500	—		49.97	3/9/2025	—		—	—		—
	—	2,300	(1)	35.05	1/3/2026	—		—	—		—
	2,000	4,000	(2)	49.15	1/1/2027	—		—	—		—
	—	6,900	(3)	51.00	1/1/2028	—		—	—		—
	—	—		—	—	3,900	(6)	245,622	—		—
	—	—		—	—	3,300	(7)	207,834	—		—
	—	—		—	—	3,900	(8)	245,622	—		—
	—	—		—	—	—		—	4,000	(13)	251,920
	—	—		—	—	—		—	4,800	(14)	302,304
Steven D. Welling	9,300	—		49.97	3/9/2025	—		—	—		—
	—	2,300	(1)	35.05	1/3/2026	—		—	—		—
	2,000	4,000	(2)	49.15	1/1/2027	—		—	—		—
	—	6,900	(3)	51.00	1/1/2028	—		—	—		—
	—	—		—	—	3,900	(6)	245,622	—		—
	—	—		—	—	3,300	(7)	207,834	—		—
	—	—		—	—	3,900	(8)	245,622	—		—
	—	—		—	—	—		—	4,000	(13)	251,920
	—	—		—	—	—		—	4,800	(14)	302,304
Eric L. Gerratt	8,500	—		49.97	3/9/2025	—		—	—		—
	—	2,300	(1)	35.05	1/3/2026	—		—	—		—
	2,000	4,000	(2)	49.15	1/1/2027	—		—	—		—
	—	6,900	(3)	51.00	1/1/2028	—		—	—		—
	—	—		—	—	3,900	(6)	245,622	—		—
	—	—		—	—	3,300	(7)	207,834	—		—
	—	—		—	—	3,900	(8)	245,622	—		—
	—	—		—	—	—		—	4,000	(13)	251,920
	—	—		—	—	—		—	4,800	(14)	302,304
Andrew P. Marshall	2,110	—		49.97	3/9/2025	—		—	—		—
	3,020	1,510	(4)	39.10	3/7/2026	—		—	—		—
	1,163	2,324	(5)	50.50	1/1/2027	—		—	—		—
	—	4,700	(3)	51.00	1/1/2028	—		—	—		—
	—	—		—	—	2,700	(8)	170,046	—		—
	—	—		—	—	1,188	(9)	74,820	—		—
	—	—		—	—	320	(10)	20,154	—		—
	—	—		—	—	1,393	(11)	87,731	—		—
	—	—		—	—	—		—	3,200	(14)	201,536

(1)
These stock options, awarded with an effective date of January 4, 2016, vested on January 3, 2019. Vesting was generally subject to the Named Executive Officer remaining employed through such vesting date.

(2)
These stock options, awarded with an effective date of January 2, 2017, vest in equal annual installments on January 1, 2018, January 1, 2019, and January 1, 2020. Vesting is generally subject to the Named Executive Officer remaining employed through the applicable vesting date.

(3)
These stock options, awarded with an effective date of January 2, 2018, vest in equal annual installments on January 1, 2019, January 1, 2020, and January 1, 2021. Vesting is generally subject to the Named Executive Officer remaining employed through the applicable vesting date.

(4)
These stock options, awarded with an effective date of March 8, 2016, vested on March 7, 2019. Vesting was generally subject to Mr. Marshall remaining employed through the applicable vesting date.

(5)
These stock options, awarded May 23, 2017, vest in equal annual installments on January 1, 2018, January 1, 2019, and January 1, 2020. Vesting is generally subject to Mr. Marshall remaining employed through the applicable vesting date.

(6)
These restricted stock awards, awarded with an effective date of January 4, 2016, vested in their entirety on the third anniversary of the grant date (i.e., January 3, 2019). Vesting was generally subject to the Named Executive Officer remaining employed through such vesting date.

(7)
These restricted stock awards, awarded with an effective date of January 2, 2017, vest in their entirety on the third anniversary of the grant date (i.e., January 1, 2020). Vesting is generally subject to the Named Executive Officer remaining employed through such vesting date.

(8)
These restricted stock awards, awarded with an effective date of January 2, 2018, vest in equal annual installments on January 1, 2019, January 1, 2020, and January 1, 2021. Vesting is generally subject to the Named Executive Officer remaining employed through such vesting date.

(9)
This restricted stock award, awarded with an effective date of May 23, 2017, vests in its entirety on January 1, 2020. Vesting is generally subject to Mr. Marshall remaining employed through such vesting date.

(10)
These restricted stock units, awarded with an effective date of March 8, 2016, vested on March 7, 2019. Vesting was generally subject to Mr. Marshall remaining employed through such vesting date.

(11)
These restricted stock units, awarded with an effective date of March 9, 2017, vest in equal annual installments on March 8, 2018, March 8, 2019, and March 8, 2020. Vesting is generally subject to Mr. Marshall remaining employed through the applicable vesting date.

(12)
Market Value was calculated by using $62.98, the Company's common stock price on December 31, 2018.

(13)
These PSUs, awarded with an effective date of January 2, 2017, have a three-year performance period commencing January 1, 2017 and concluding on December 31, 2019. The amount reported in the table represents the maximum available shares underlying the PSUs.

(14)
These PSUs, awarded with an effective date of January 2, 2018, have a three-year performance period commencing January 1, 2018 and concluding on December 31, 2020. The amount reported in the table represents the maximum available shares underlying the PSUs.

(15)
Market value was calculated by using $62.98, which was the Company's common stock price on December 31, 2018, and the maximum available shares underlying the PSUs.

 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information for each Named Executive Officer with respect to the exercise of options to purchase shares of the Company's stock during the 2018 fiscal year and the vesting of restricted stock, restricted stock units, and PSUs during the same period.

	Option Awards
			Stock Awards
	Number of Shares Acquired on Exercise (#)
Name		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeffrey R. Feeler	67,328	1,637,925	13,936	845,145
Simon G. Bell	31,693	1,114,841	5,426	328,169
Steven D. Welling	30,581	1,148,904	5,626	339,409
Eric L. Gerratt	27,087	1,159,389	5,426	328,169
Andrew P. Marshall	1,500	48,480	1,183	64,837

(1)
Reflects the product of (i) the number of shares acquired upon exercise of stock options; and (ii) the difference between the closing price of one share of the Company's common stock on the exercise date and the applicable per-share exercise price.

(2)
Reflects the product of (i) the number of shares acquired upon vesting of PSUs, restricted stock, and restricted stock unit awards; and (ii) the closing price of one share of the Company's common stock on the vesting date.

 CEO PAY RATIO DISCLOSURE

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company determined the ratio of the annual total compensation of Mr. Feeler, our chief executive officer, to the annual total compensation of our median employee.

        The Company identified its median employee from its total population of 1,716 employees as of October 31, 2018 (excluding Mr. Feeler) based on the cash paid to such employees for fiscal year 2018. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any employees who were not employed by the Company during the entire period of measurement. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. After identifying the median employee based on total cash compensation, we calculated total compensation for such employee during fiscal year 2018 using the same methodology we use for our Named Executive Officers as set forth in the "Summary Compensation Table" in this Proxy Statement. The total compensation calculated for the median employee was $57,193, compared to $1,963,355 for Mr. Feeler. Our 2018 chief executive officer-to-median employee pay ratio is 34 to 1.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        The Employment Agreements established a minimum annual base salary and provided for participation in the Company's employee benefit plans, including any Cash Incentive plans. In addition, the Employment Agreements require the Company or its successors to pay or provide certain compensation and benefits to the applicable Named Executive Officer in the event of a termination of employment or a termination of employment following a change of control. The following discussion describes the potential payments upon a termination of employment or a termination of employment following a change of control pursuant to the Employment Agreements. Under the terms of the Employment Agreements, generally, upon a termination of employment, the Company would have been obligated to pay the Named Executive Officers:

  •
  Any unpaid base salary through the termination date and any accrued paid-time off;

  •
  Any unpaid Cash Incentive earned for the fiscal year in which the termination of employment occurs, prorated for the number of days employed during such fiscal year;

  •
  Any un-reimbursed business expenses incurred through the termination date; and

  •
  All other payments or other benefits the Named Executive Officer may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit program, or grant.

These payments are referred to herein as the "Accrued Obligations."

        Termination—Under the terms of the Employment Agreements the amount and types of compensation due to a Named Executive Officer in the event of termination of employment with the Company is dependent upon the basis for such termination.

        For Cause or Without Good Reason—If a Named Executive Officer's employment had been terminated on December 31, 2018 by the Company for cause or by a Named Executive Officer without good reason the Company would have paid such Named Executive Officer the Accrued Obligations only (other than the pro-rata Cash Incentive earned in the applicable fiscal year).

        Without Cause or for Good Reason—Had a Named Executive Officer's employment been terminated on December 31, 2018 by the Company without cause or by the executive for good reason,

in addition to the Accrued Obligations, such Named Executive Officer would have been entitled to the following:

  •
  An amount equal to the sum of two years' base salary and two times the Target Cash Incentive (payable in bi-weekly installments) during the two year period following such termination;

  •
  Continued vesting of granted stock options and the continued right to exercise such vested stock options following the termination date, in each case, for the shorter of one year or the original expiration date of such options;

  •
  Continued vesting of restricted stock grants and restricted stock units for a period of one year following the termination date (and with respect to such awards that "cliff" vest, the number of shares or units in which the executive will vest will be calculated based on the period from the start of the vesting period to the first anniversary of the termination date, as a percentage of the total vesting period);

  •
  Continued vesting of performance stock units for a period of one year following the termination date (with payment to be prorated based on the period from the start of the performance period to the termination date, as a percentage of the total performance period); and

  •
  Continued medical, life insurance and disability benefits to which the executive was entitled at the termination date for a period of the lesser of twenty-four (24) months following the termination date or the date the Named Executive Officer receives similar or comparable coverage from a new employer.

        A Named Executive Officer's right to receive the additional severance benefits described above is subject to such Named Executive Officer's compliance with applicable confidentiality, work product assignment, return of property, and non-competition/non-solicitation covenants contained in the applicable Employment Agreement and the execution (and non-revocation) of a release of claims in favor of the Company.

        The definition of "good reason" includes, among other things, a material diminution of duties and responsibilities, a material diminution in compensation arrangements or employee benefits or any material breach by the Company of the provisions of the Employment Agreement, or a relocation of the executive's primary place of employment outside a 50-mile radius. "Cause" is defined as a determination by two-thirds of the members of the Board voting that the Named Executive Officer has (i) engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or willful misconduct in the performance of his duties; (ii) engaged in willful conduct the consequences of which are materially adverse to the Company; (iii) materially breached the terms of his Employment Agreement and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or (iv) been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

        Death or Disability—Had a Named Executive Officer's employment been terminated by the Company due to death or disability on December 31, 2018, the Company would have paid such Named Executive Officer, or his estate, the Accrued Obligations. In addition to the Accrued Obligations, a Named Executive Officer who terminated due to disability would have been eligible to participate in the Company's disability plans on a basis no less favorable to such Named Executive Officer than other senior executives of the Company.

        Retirement—Had a Named Executive Officer's employment been terminated by retirement on December 31, 2018, such Named Executive Officer would have been paid the Accrued Obligations only.

        Based on a hypothetical termination of employment on December 31, 2018, the Named Executive Officers would have been entitled to the amounts set forth in the following table, depending on the basis for such termination of employment identified in the first column:

Basis for Termination	Base Salary ($)(1)	Incentive/ Bonus ($)		Medical, Life Insurance and Disability ($)(3)	Value of Continued Vesting of Equity Awards Following Termination ($)(4)	Total ($)
Jeffrey R. Feeler
For cause or w/o good reason	—	—		—	—	—
W/o cause or for good reason	1,050,000	1,446,513	(2)	70,393	1,981,872	4,548,778
Death	—	476,513		—	—	476,513
Retirement	—	476,513		—	—	476,513
Disability	—	476,513		—	—	476,513
Simon G. Bell
For cause or w/o good reason	—	—		—	—	—
W/o cause or for good reason	760,000	810,000	(2)	69,947	738,566	2,378,513
Death	—	270,000		—	—	270,000
Retirement	—	270,000		—	—	270,000
Disability	—	270,000		—	—	270,000
Steven D. Welling
For cause or w/o good reason	—	—		—	—	—
W/o cause or for good reason	740,000	805,950	(2)	55,775	738,566	2,340,291
Death	—	265,950		—	—	265,950
Retirement	—	265,950		—	—	265,950
Disability	—	265,950		—	—	265,950
Eric. L. Gerratt
For cause or w/o good reason	—	—		—	—	—
W/o cause or for good reason	700,000	709,751	(2)	56,177	738,566	2,204,494
Death	—	235,001		—	—	235,001
Retirement	—	235,001		—	—	235,001
Disability	—	235,001		—	—	235,001
Andrew P. Marshall
For cause or w/o good reason	—	—		—	—	—
W/o cause or for good reason	580,000	614,625	(2)	70,083	255,143	1,519,851
Death	—	202,125		—	—	202,125
Retirement	—	202,125		—	—	202,125
Disability	—	202,125		—	—	202,125

(1)
Includes, for each Named Executive Officer, an amount equal to two-times the annual base salary.

(2)
Includes, for each Named Executive Officer, (i) Cash Incentive earned for 2018; and (ii) an amount equal to two-times the Target Cash Incentive amount.

(3)
Assumes continued payment of medical, life insurance, and disability insurance premiums for twenty-four (24) months.

(4)
Includes the value of restricted stock and restricted stock units determined based on the number of shares or units vesting in the year following the termination multiplied by the December 31, 2018 closing market price of $62.98; the value of stock options determined based on the options vesting in the year following the termination, multiplied by the amount (if any) by which the December 31, 2018 closing market price of $62.98 exceeded the applicable exercise price; and the value of two thirds of the PSUs granted in 2017, assuming a TSR equal to the 50th percentile of both the S&P 600 and Peer Group (100% of target PSUs) and a December 31, 2018 closing market price of $62.98.

        Change of Control—Change-of-control benefits are intended to encourage cooperation and minimize potential resistance of the Named Executive Officers and other key employees to potential change-of-control transactions that may be in the best interests of the Company and its stockholders.

        For purposes of the Employment Agreements, "change of control" is defined to include any of the following events:

  •
  A merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 40% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization; provided, however, that a public offering of the Company's securities will not constitute a corporate reorganization; or

  •
  The sale, transfer, or other disposition of all or substantially all of the Company's assets; or

  •
  Any transaction as a result of which any person is the "beneficial owner", directly or indirectly, of securities of the Company representing more than 25% of the total voting power represented by the Company's then outstanding voting securities; or

  •
  A change in the composition of the Board in any two-year period as a result of which fewer than a majority of the directors are incumbent directors.

        Under the Employment Agreements, if both a change-of-control event and a subsequent termination of employment by the Company without cause or by the Named Executive Officer for good reason occurs, in either case, within twenty-four (24) months after such change of control occurred, the Named Executive Officer would have been entitled to the following severance benefits, subject to compliance with certain covenants and execution (and non-revocation) of a release of claims in favor of the Company:

  •
  In lieu of the base salary and target bonus severance described above, a lump sum payment equal to two times the sum of (i) base salary; and (ii) the greatest of (a) any earned but unpaid amount due under any Cash Incentive plan; (b) the Named Executive Officer's target incentive amount under a Cash Incentive plan; and (c) the Cash Incentive plan payment received (if any) for the fiscal year immediately preceding the Cash Incentive plan year in which the termination occurs; and

  •
  All other benefits due the Named Executive Officer as if his employment was terminated by the Company without cause or by the Named Executive Officer for good reason (in the absence of any change of control), except that all unvested stock options and restricted stock will become fully vested upon the termination date; provided, however, that if unvested stock options and restricted stock held by the Named Executive Officer are not continued, substituted for or assumed by the successor company in connection with a change of control, such awards will immediately vest upon the change of control.

        Based on a hypothetical change-of-control event and subsequent termination of employment by the Company without cause or by the Named Executive Officer for good reason on December 31, 2018, the

Named Executive Officers would have been entitled to the Accrued Obligations and the amounts set forth in the table below.

	Base Salary/Cash Incentive ($)	Options ($)(1)	Restricted Stock ($)(2)	Medical, Life Insurance and Disability ($)	Value of Continued Vesting of RSUs and PSUs Following Termination ($)(3)	Total ($)
Jeffrey R. Feeler	2,020,000	513,742	1,807,526	70,393	230,927	4,642,588
Simon G. Bell	1,300,000	202,221	699,078	69,947	83,973	2,355,219
Steven D. Welling	1,280,000	202,221	699,078	55,775	83,973	2,321,047
Eric. L. Gerratt	1,174,750	202,221	699,078	56,177	83,973	2,216,199
Andrew P. Marshall	992,500	121,368	244,866	70,083	64,020	1,492,837

(1)
Represents the value of all unvested stock options vesting on December 31, 2018, based on the amount (if any) by which the December 31, 2018 market price of $62.98 exceeded the applicable exercise price.

(2)
Represents the value of all unvested restricted stock vesting on December 31, 2018, based on the December 31, 2018 closing market price of $62.98.

(3)
Represents the value of continued vesting of restricted stock units and PSUs for one year, based on the December 31, 2018 closing market price of $62.98.

        If a change-of-control event occurred on December 31, 2018 and the unvested stock options and restricted stock held by the Named Executive Officers were not continued, substituted for or assumed by the successor company in connection with such change-of-control event, such stock options and restricted stock awards would have immediately vested upon the date of such change-of-control event (with the value of such accelerated vesting as reported in the table immediately above), regardless of whether there was a subsequent termination of employment of the Named Executive Officer by the Company without cause or by the Named Executive Officer for good reason.

        In the event that the severance and other benefits provided for in the Employment Agreements or otherwise payable to the Named Executive Officers had constituted "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and would have been subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Named Executive Officer would have received either the full amount of such severance benefits or such lesser amount as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Internal Revenue Code, whichever amount would have resulted in the Named Executive Officer receiving the greatest amount of severance benefits on an after-tax basis. The Company does not provide any excise tax protections to executives (including any Named Executive Officers).

COMPENSATION OF DIRECTORS

        Effective September 12, 2014, directors who are not employees of the Company or its subsidiaries are entitled to an annual cash retainer of $50,000. A non-employee Chairman of the Board is entitled to receive an additional fee of $60,000. Prior to May 22, 2018, the chairs of the standing committees were also each entitled to receive an additional fee of $20,000. Audit and Risk Committee members are entitled to a cash retainer of $7,000, Corporate Governance Committee members are entitled to a cash retainer of $5,000, and Compensation Committee members are entitled to a cash retainer of $5,000. A non-employee director who does not complete his or her annual service term, upon which the payment of an annual cash retainer was paid, is required to reimburse the Company a pro-rata portion of any such retainer for any period he or she did not complete.

        Non-employee directors also receive an equity award issued in the form of restricted stock or options to purchase the Company's common stock worth $75,000 at the time of election or re-election to the Board at the annual meeting of stockholders. Equity awards granted to non-employee directors vest over one year with vesting contingent on attending at least 75% of the regularly scheduled meetings of the Board (and committee(s) of which such director is a member) between the grant date and the vesting date. All directors met the meeting attendance requirement during the 2017-2018 Board year. All directors are reimbursed for their reasonable travel and other expenses incurred in attending Board and committee meetings.

        At its November 9, 2017 meeting, the Board approved, as set forth in the table below, the non-employee director compensation for the 2018-2019 Board service period (May 22, 2018 to the 2019 Annual Meeting). Notable changes included: (i) the addition of a retainer of $15,000 for the Lead Independent Director, in the event that the Company has no non-employee Chairman of the Board;

and (ii) the reduction in the retainers for chairing the Compensation Committee and the Corporate Governance Committee, from $20,000 to $10,000.

Annual Cash Retainer	$50,000
Dollar Value of Equity Award(1)	$75,000
Non-employee Chairman of the Board	$60,000
Lead Independent Director	$15,000
Committee Chair Annual Fee:
Audit and Risk Committee	$20,000
Corporate Governance Committee	$10,000
Compensation Committee	$10,000
Committee Cash Retainer, payable quarterly:
Audit and Risk Committee	$7,000
Corporate Governance Committee	$5,000
Compensation Committee	$5,000

(1)
The type of equity award issued will be selected by the non-employee director and can be in the form of restricted stock or options to purchase the Company's common stock. Equity awards will vest over one year with vesting contingent on the non-employee director attending at least 75% of the regularly scheduled Board meetings and meetings of committees of which a director is a member. Stock options will have a term no greater than ten (10) years with an exercise price equal to the fair value of the Company's stock on the grant date.

        Effective May 22, 2018, the Share Ownership Policy requires that each non-employee director hold Company stock equal to four times his or her annual cash retainer. Effective May 27, 2015 until May 22, 2018, the Share Ownership Policy required that each non-employee director hold Company stock equal to three times his or her annual cash retainer.

        For shares owned outright, the value is measured by the greater of the cost of acquisition and the market value at the date of measurement. For unvested restricted stock the value is measured by the greater of grant date value and market value.

        Director compensation for the year ended December 31, 2018 for the Company's non-employee directors is set forth in the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Joe F. Colvin	56,250	76,830	133,080
Katina Dorton	80,500	76,830	157,330
Glenn A. Eisenberg	61,376	96,910	158,286
Daniel Fox	81,836	76,830	158,666
Ronald C. Keating	56,667	76,830	133,497
Stephen A. Romano	50,000	76,830	126,830
John T. Sahlberg	74,500	76,830	151,330

(1)
This amount represents the aggregate grant date fair value of the restricted stock award granted in fiscal year 2018 determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of the grant are disclosed in Note 19 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. The number of shares awarded to each of the non-employee directors in 2018, was 1,300 shares, equivalent to $75,000 divided by the fair market value of the stock on the award date (May 23, 2018) rounded to the nearest 100 shares. The fair market value of the Company's common stock on the award date (May 23, 2018) was $59.10. Mr. Eisenberg was awarded an additional 400 shares of the Company's common stock on February 2, 2018, in connection with his appointment to the Board, which number represents a pro-rata portion of the shares granted the directors on May 24, 2017. The fair market value of the Company's common stock on the award date (February 2, 2018) was $50.20. The aggregate number of stock awards outstanding as of December 31, 2018 for each non-employee director is reported in the supplemental table below. None of our non-employee directors held stock options to purchase our common stock on December 31, 2018.

Name	Restricted Stock Awards (#)
Joe F. Colvin	1,300
Katina Dorton	1,300
Daniel Fox	1,300
Glenn A. Eisenberg	1,300
Ronald C. Keating	1,300
Stephen A. Romano	1,300
John T. Sahlberg	1,300

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

        The following tables set forth, as of March 29, 2019, the beneficial ownership of the Company's common stock by (i) each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company's common stock; (ii) each of the Company's directors, director nominees, and executive officers; and (iii) all directors, director nominees, and executive officers of the Company as a group. Unless otherwise noted, to the knowledge of the Company, each beneficial owner identified has sole voting and investment power for the shares indicated. The information provided in the tables below is based on our records, information filed with the SEC, and information provided to the Company. Except as otherwise indicated, the address of each of the persons identified in the tables below is as follows: US Ecology, Inc., 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702.

        Beneficial ownership is determined in accordance with SEC rules. Shares of the Company's common stock subject to options exercisable within sixty (60) days of March 29, 2019 are deemed outstanding for calculating the percentage of outstanding shares of the person holding such options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage of beneficial ownership is based upon shares of common stock outstanding on March 29, 2019.

(a)
Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc.	3,143,065	(1)	14.2
55 East 52nd Street New York, NY 10055
Silvercrest Asset Management Group LLC	1,406,478	(2)	6.4
1330 Avenue of the Americas, 38th Floor New York, NY 10019
The Vanguard Group	1,354,943	(3)	6.1
100 Vanguard Blvd. Malvern, PA 19355

(1)
Information obtained solely from Schedule 13G/A filed on January 31, 2019, wherein BlackRock, Inc. is identified to possess sole voting power of 3,098,327 shares and sole dispositive power of 3,143,065 shares.

(2)
Information obtained solely from Schedule 13G/A filed on February 14, 2019, wherein Silvercrest Asset Management Group LLC is identified to possess the shared power to vote and dispose of 1,406,478 shares together with Silvercrest L.P. and Silvercrest Asset Management Group Inc.

(3)
Information obtained solely from Schedule 13G/A filed on February 11, 2019, wherein The Vanguard Group is identified to possess sole voting power of 45,909 shares, shared voting power of 5,587 shares, sole dispositive power of 1,306,060 shares, and shared dispositive power of 48,883 shares.

(b)
Directors, Director Nominees, and Executive Officers

Directors and Director Nominees	Shares Owned	Right to Acquire (Exercisable within 60 days of Record Date)(1)	Total	Percent of Class
Joe F. Colvin	7,000	—	7,000	*
Katina Dorton	6,200	—	6,200	*
Glenn A. Eisenberg	1,700	—	1,700	*
Jeffrey R. Feeler	64,782	16,966	81,748	*
Daniel Fox	5,140	—	5,140	*
Ronald C. Keating	2,500	—	2,500	*
Stephen A. Romano	12,695	—	12,695	*
John T. Sahlberg	6,006	—	6,006	*
Executive Officers
Jeffrey R. Feeler	64,782	16,966	81,748	*
Simon G. Bell	42,242	17,100	59,342	*
Steven D. Welling	29,369	17,900	47,269	*
Eric L. Gerratt	27,553	17,100	44,653	*
Andrew P. Marshall	13,344	10,532	23,876	*
All directors, director nominees and executive officers as a group	218,531	79,598	298,129	1.4

(1)
Represents options held that were exercisable within sixty (60) days of the Record Date. Does not include PSUs. PSUs are awards granted by the Company and payable, subject to vesting requirements, in common stock of the Company.

*
Represents less than 1%.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company had no relationships or related transactions with its officers, directors, or securities holders of more than 5% that would require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of common stock and preferred stock, and changes in such ownership, be filed with the SEC by Section 16 "reporting persons" including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts for which reporting persons are trustees. The Company is required to disclose in this Proxy Statement each reporting person whom it knows failed to file any required reports under Section 16 on a timely basis.

        Based solely on review of Section 16 reports furnished to the Company and written statements from the reporting persons confirming that no other reports were required, to the Company's knowledge all Section 16 reports applicable to known reporting persons were timely filed throughout the year with the exception of the following:

Director or Officer	Form Filed	Filing Date	Required Filing Date
Simon G. Bell	Form 4	2/28/18	2/27/18
Ronald C. Keating	Form 4	5/29/18	5/25/18

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2018, or was formerly an officer of the Company or any of its subsidiaries, or had any other relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2018, no executive officer of the Company served as:

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

  •
  A director of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

HOUSEHOLDING

        Some banks, brokers, and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one orally or in writing to the following address or telephone number: Wayne R. Ipsen, Secretary, 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702; Telephone: (208) 331-8400. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

OTHER MATTERS

        Management and the Board of Directors of the Company know of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

        A copy of the Company's Annual report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702 or may be accessed on the Internet at: www.usecology.com.

VOTE BY INTERNET·www.proxyvote.com Use the Internet to transmtt your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastem Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. US ECOLOGY, INC. 101 S. CAPITOL BLVD. SUITE 1000 BOISE, IO B3702 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE·1-800-690-6903 Use any touch-tone telephone to transmtt your voting instructions up until 11:59 P.M. Eastem Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or retum it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717. TO VOTE , MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS : KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED . you vote FOR proposa1s 2 and 3 . 2 . To ratifthe appointment of Deloitte & Touche For 0 Against 0 Abstain 0 0 0 0 0 0 0 year ending December 31 , 2019. compensation. before the meeting or any adjournment thereof . 00 ;;;I Ln partnership , please sign in full corporate or officer . 0 0 0 BOX] Signature (Joint Owners) The Board of Directors reco11111ends the fo11owing : 1' Election of Directors Nominees 01 Joe F . Colvin 02 Katina Dorton 03 Glenn A. Eisenberg 04 Jeffrey R . Feeler 05 Daniel Fox 06 Ronald C . Keating 07 Stephen A. Romano 08 John T . Sahlberg Please sign exactly as your name(s) attorney, executor , administrator , tit1e as such . Joint owners should sign . If a corporation or partnership name by authorized Signature [PLEASE SIGN WITHIN ForAgainst Abstain 0 00 The Board of Directors recommends you vote FOR LLP as t e Company ' s independent registered public accounting firm for the Company ' s fiscal 0 00 3 . To approve , by non - binding vote , executive000 0 00 NOTE : Such other business as may properly come 000 000 000 appear(s) hereon. When signing as or other fiduciary , please give full each sign personally . All holders must

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, and Notice & Proxy Statement are available at www.proxvvote.com 00 Ln ;:n 0 0 0 US ECOLOGY, INC. Annual Meeting of Stockholders May 21, 2019 8:00AM EDT This proxy is solicited by the Board of Directors US ECOLOGY, INC. The stockholder(s) hereby appoint(s) Jeffrey R. Feeler and Wayne R. Ipsen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock of US Ecology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00a.m. EDT on May 21, 2019 at NASDAQ MarketSite, 4 Times Square (43rd & Broadway), New York, New York 10036, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side

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PROXY SOLICITATION AND VOTING INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
CORPORATE GOVERNANCE
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
ELECTION OF DIRECTORS PROPOSAL NO. 1
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL NO. 3
AUDIT AND RISK COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
CEO PAY RATIO DISCLOSURE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
HOUSEHOLDING
OTHER MATTERS